Exhibit 99.1

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Contact:
Brad Allen
Imation Corp.
651.704.5818
bdallen@imation.com

Imation First Quarter 2003 EPS Rises 31% to $0.59 on Continuing Operations with
$273.3 Million in Revenue

Company Reaffirms Full Year Revenue Growth Outlook and Increases Earnings Outlook
Gross Margin Reaches 31.9%, Operating Margin Hits 12%

     OAKDALE, Minn. (April 22, 2003) — Imation Corp. (NYSE:IMN), a leading supplier of removable data storage media, today reported net income of $21.5 million, or diluted earnings per share of $0.59, on $273.3 million in revenue. This compares with income from continuing operations of $15.7 million, or diluted earnings per share of $0.45, on total company revenues of $270.6 million for the first quarter of 2002.

     “Imation’s core data storage business produced record revenue and operating income, even in a difficult economy,” said Imation Chairman and CEO Bill Monahan. “Profit margins continued to improve as a result of Imation’s efficient business model coupled with a solid performance in our international operations which enables us to generate solid earnings growth through leveraging a weaker dollar. We saw continued strong results in the business-to-business sector worldwide, while the U.S. was relatively soft, particularly in the personal storage media sector.”

     “We also continue to make progress on our strategic initiatives to build on the core data storage business. We recently announced the launch of Global Data Media, a joint venture with Moser Baer India, which positions us to meet the growth in demand for optical products. In addition, we recently began marketing LTO Ultrium 2 tape cartridges.”

     “While mindful of the economic uncertainty, we remain confident in our stated goal of five to ten percent revenue growth in data storage for the year. Based on the results in the first quarter, we are increasing our full year operating income outlook to ten to fifteen percent year-on-year growth, excluding litigation and restructuring benefits in 2002,” Monahan added. (See Business Outlook at the end of this release.)

First Quarter 2003 Financial Highlights

     Total company revenue grew approximately one percent to $273.3 million with data storage and information management segment revenue of $260.0 million, up 3.1 percent compared to Q1 of 2002. For the comparable period in 2002, total company revenue included $6.4 million in revenue from businesses subsequently exited. In addition, Q1 2002 revenue benefited due to higher than typical backlog as the Company exited 2001. Revenue from outside the U.S. showed solid growth in local currency terms, led by Asia, Latin America and Canada. Currency benefits contributed approximately five percentage points to total company revenue growth in the quarter. U.S. revenue declined due to tight supplies of certain high demand outsourced optical products as well as slowing demand for certain personal storage media products within the consumer retail channels.

     Gross margin of 31.9 percent, a 2.9 point improvement over Q1, 2002, was driven by foreign currency exchange rate benefits and a more favorable product mix. Selling, general and administrative expenses were $41.4 million, or 15.2 percent to sales, and research and development spending was $12.9 million, or 4.7 percent to sales.

     Total company operating income of $32.8 million, a record for the Company, grew nearly 46 percent over Q1, 2002 operating income of $22.5 million which included a loss of $1.2 million from businesses subsequently exited but not accounted for in discontinued operations.

     Earnings per share of $0.59 grew 31 percent over the $0.45 earnings per share from continuing operations recorded for Q1, 2002. The tax rate in the quarter was 36 percent.

     Cash increased to $480.1 million. Capital spending in the quarter was $14.1 million. Depreciation and amortization totaled $9.3 million and cash flow from operations totaled $18.8 million in the quarter. Total employee count at the end of the quarter was approximately 2,800.

     A live webcast of Imation Corp.’s first quarter teleconference will be available on the Internet on a listen-only basis at www.imation.com or www.streetevents.com beginning at 9:00 AM Central Daylight Time today. A replay of this webcast will be available at either of these websites through Friday, April 25th. A taped replay of the teleconference will be available beginning at 11:00 AM Central Daylight Time April 22nd until 5:00 PM Central Daylight Time April 25th by dialing 800-633-8284 (reservation number 21139469). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent material developments.

BUSINESS OUTLOOK

     The following statements are based on the Company’s current outlook for fiscal year 2003, subject to the risks and uncertainties described below:

•	Data storage and information management segment revenue is estimated to range between $1,050 million and $1,100 million in 2003 representing approximately between five and ten percent growth with the strongest growth coming primarily in the second half of the year;

•	Gross margin is estimated to be in the range of 30 to 32 percent of revenues;

•	Research and Development spending is targeted to be in the range of five percent of revenues;

•	Selling, General and Administrative spending is targeted to be in the range of 16 to 16.5 percent of revenues;

•	Full year 2003 operating income is expected to range between $110 million and $115 million. Operating income of $110.7 million reported in 2002 using Generally Accepted Accounting Principles (GAAP) treatment, included $10.4 million of benefits derived primarily from litigation settlement and restructuring adjustments. Using an adjusted operating income of $100.3 million without the litigation and restructuring benefits, full year 2003 operating income is estimated to grow approximately ten to 15 percent. Previously, earnings growth had been estimated to range between eight and ten percent from a base of $100.3 million;

•	Primarily due to the slightly higher tax rate estimated for 2003, earnings per share is estimated to grow somewhat less than the comparable operating income growth achieved for the year;

•	Tax rate is estimated to be 36 percent;

•	Capital spending is targeted to be as much as $80 million;

•	Depreciation and amortization is estimated to be approximately $40 to $45 million.

About Imation Corp.

     Imation Corp. is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. With one of the broadest product lines in the industry — spanning from a few megabytes to hundreds of gigabytes of capacity in each piece of media, Imation serves customers in more than 60 countries, in both business and consumer markets. With more than 300 technology scientists and over 300 patents in the U.S. alone, Imation continues to pioneer today’s proven magnetic and optical media technologies. As of March 31st 2003, Imation employed approximately 2,800 people worldwide. Revenues from outside the U.S. contribute approximately 54 percent of total sales. Additional information about Imation is available on the company’s website at www.imation.com, or by calling 1-888-466-3456.

     Certain information contained in this press release, which does not relate to historical financial information, including the Business Outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are continuing uncertainty in global economic and political conditions that make it particularly difficult to predict product demand, the Company’s ability to meet its cost reduction and revenue growth targets, its ability to implement its restructuring programs for the estimated costs on a timely basis and to achieve the projected benefits, its ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties, the competitive pricing environment, foreign currency fluctuations, the outcome of litigation, the ability of Imation to secure adequate supply of certain high demand products, the ready availability and price of energy, the market acceptance of newly introduced offerings, the rate of decline for certain existing products as well as various factors set forth in the Company’s filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended March 31,

	2003	2002 (1)

Net revenues	$273.3	$270.6
Cost of goods sold	186.2	192.1

Gross profit	87.1	78.5
Operating expenses:
Selling, general and administrative	41.4	44.7
Research and development	12.9	11.3

Total	54.3	56.0
Operating income	32.8	22.5
Other (income) and expense:
Interest income	(1.8)	(1.9)
Interest expense	0.3	0.3
Other, net	0.7	0.1

Total	(0.8)	(1.5)
Income from continuing operations before taxes	33.6	24.0
Income tax provision	12.1	8.3

Income from continuing operations	21.5	15.7
Income from discontinued operations, net of taxes	—	1.1
Net income	$21.5	$16.8

Basic earnings per common share
Continuing operations	$0.61	$0.45
Discontinued operations	$—	$0.03

Net income	$0.61	$0.48

Diluted earnings per common share
Continuing operations	$0.59	$0.45
Discontinued operations	$—	$0.03

Net income	$0.59	$0.48

Weighted average basic shares outstanding	35.4	35.0

Weighted average diluted shares outstanding	36.4	35.2

Historical financial information for 2002 presented above has been reclassified to reflect the North America Digital Solutions and Services business as discontinued operations.

(1)	The three month period ended March 31, 2002, includes net revenues and operating income (loss) for divested businesses. Refer to Segment Information for more details.

IMATION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31,
	2003	December 31,
	(Unaudited)	2002

ASSETS
Current assets Cash and equivalents	$480.1	$474.7
Accounts receivable — net	142.2	138.1
Inventories	138.5	139.0
Other current assets	84.7	90.4

Total current assets	845.5	842.2
Property, plant and equipment — net	186.2	181.5
Other assets	95.5	96.2

Total assets	$1,127.2	$1,119.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$96.4	$96.2
Accrued payroll	16.0	28.0
Short-term debt	4.9	4.5
Other current liabilities	173.7	181.3

Total current liabilities	291.0	310.0
Other liabilities	69.2	71.4
Shareholders’ equity	767.0	738.5

Total liabilities and shareholders’ equity	$1,127.2	$1,119.9

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)

Operations & Cash Flow - Additional Information ($ Millions)
	Quarter ended March 31,

	2003	2002

Gross Margin %	31.9%	29.0%
Capital Expenditures	$14.1	$10.7
Depreciation	$8.0	$8.2
Amortization	$1.3	$1.2

Asset Utilization Information *
	March 31,	December 31,
	2003	2002

Days Sales Outstanding (DSO)	43	43
Days of Inventory Supply	71	70
Debt to Total Capital	0.6%	0.6%

Other Information
Approximate employee count as of March 31, 2003:	2,800
Book value per share as of March 31, 2003:	$21.53
Shares used to calculate book value per share (millions):	35.6

Revenues by Area ($ Millions)
	Quarter ended March 31,

	2003	2002

United States	$126.8	$140.0
% of total	46%	52%
International	$146.5	$130.6
% of total	54%	48%

*	These operational measures, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenues that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholder’s equity and total debt.

(The Company does not have any long term debt.)

IMATION CORP.

Segment Information
($ millions)
(Unaudited)

	Revenue

	2002					2003

	Q1	Q2	Q3	Q4	TY	Q1

Data Storage & Information Management	$252.2	$245.3	$249.5	$256.9	$1,003.9	$260.0
Digital Solutions & Services (1)	4.8	3.8	0.9	—	9.5	—
Specialty Papers (2)	13.6	12.2	13.3	14.0	53.1	13.3
Corporate & Other	—	0.1	0.1	—	0.2	—

TOTAL	$270.6	$261.4	$263.8	$270.9	$1,066.7	$273.3

	Operating Income

	2002					2003

	Q1	Q2	Q3	Q4	TY	Q1

Data Storage & Information Management	$22.2	$23.1	$26.7	$27.2	$99.2	$31.4
Digital Solutions & Services (1)	(1.8)	(1.9)	(0.3)	—	(4.0)	—
Specialty Papers (2)	2.2	1.2	2.1	1.7	7.2	1.9
Corporate & Other	(0.1)	(0.6)	(0.9)	(0.5)	(2.1)	(0.5)

Subtotal without Litigation & Restructuring (3)	22.5	21.8	27.6	28.4	100.3	32.8
Litigation & Restructuring (4)	—	8.5	(0.1)	2.0	10.4	—

TOTAL	$22.5	$30.3	$27.5	$30.4	$110.7	$32.8

Historical financial information presented above has been reclassified to reflect the North America Digital Solutions and Services business as discontinued operations, absent allocated corporate overhead.

(1)	The Digital Solutions and Services business outside of North America was closed by the end of the third quarter of 2002.

(2)	The three month period ended March 31, 2002, includes revenue of $1.6 million and operating income of $0.6 million for the videodisc replication business which was closed at the end of the first quarter of 2002.

(3)	The Subtotal without Litigation & Restructuring is provided solely to assist in an investor’s understanding of the impact of these special items on the comparability of the Company’s operations. The adjusted information should not be construed as an alternative to the reported results determined in accordance with accounting principles generally accepted in the United States of America.

(4)	Second quarter 2002 includes a net litigation benefit of $6.4 million as well as $2.1 million for a restructuring adjustment benefit; Third quarter 2002 includes a new restructuring charge of $1.8 million and a $1.7 million restructuring adjustment benefit; Fourth quarter 2002 includes a $2.0 million restructuring adjustment benefit.